Exhibit 10.1

FIRST AMENDMENT TO THE
POST HOLDINGS, INC. 2024 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Post Holdings, Inc. (the “Company”) adopted the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan (the “Plan”) effective February 19, 2024;
WHEREAS, Section 6.1 of the Plan provides that the Corporate Governance and Compensation Committee of the Board of Directors of the Company (the “Committee”) has the power to amend the Plan;
WHEREAS, capitalized terms not defined in this amendment shall be as defined in the Plan; and
WHEREAS, the Committee wishes to amend the Plan, effective as of the date set forth below, to provide that no additional Pay Credits, or portions thereof, shall be allocated to the account of the President and CEO of the Company after his aggregate Account balance reaches $2.5 million (net of deductions for FICA tax due, as applicable).
NOW, THEREFORE, the Plan is amended as follows:
Section 3.2 is amended to add the following paragraph to the end thereof:
Notwithstanding the foregoing, in the first February during which the total Account balance (whether vested or not) of the President and CEO of the Company would reach or exceed, with the addition of an Interest Credit and/or a Pay Credit, $2.5 million (net of deductions for FICA tax due on the Account balance that same February, as applicable) the Pay Credit for that February will be reduced by the necessary amount such that the Account balance (net of FICA deductions, as applicable) will not exceed $2.5 million after the addition of such Interest Credit and/or Pay Credit (the “Pay Credit Cap”). Furthermore, following the application of the Pay Credit Cap, the President and CEO of the Company shall no longer be eligible to receive a Pay Credit under the Plan.

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In WITNESS WHEREOF, this amendment has been executed on and is effective April 9, 2025.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Diedre J. Gray
EVP, General Counsel and CAO, Secretary